Exhibit 10.1

Carpenter Technology Corporation PO Box 14662 Reading, PA 19612-4662 Tel: 610.208.2000

June 3, 2010

Via Hand Delivery

Re:	Employment as President and CEO

Dear William A. Wulfsohn:

On behalf of Carpenter Technology Corporation (the “Company”), we are pleased to confirm our offer to employ you on the terms below stated.

Title and Reporting	You will serve as the Company’s President and Chief Executive Officer (CEO), reporting directly to the Company’s Board of Directors (the “Board”) and its Non-Executive Chairman. You will continue to be nominated to serve on the Board and, subject to your re-election by shareholders from time to time, you will continue to serve as a member of the Board during your employment, although you will not continue to receive separate compensation for your service as a director.

Start Date	July 1, 2010, or such other date agreed between you and the Company.

Annual Base Salary	$800,000

Annual Bonus	You will be eligible to participate in the Company’s Executive Bonus Compensation Plan, or such successor arrangement (if any) as the Board may from time to time establish. Your target annual bonus for the fiscal year ending June 30, 2011 will be 100% of your annual base salary.

Annual Equity Awards

The Company generally makes equity awards to its senior executives annually. The terms of those awards are determined by the Board or its Human Resources Committee. For the fiscal year ending June 30, 2011, the following equity incentive awards will be granted to you:

1) A non-qualified stock option for common stock of the Company with a grant date fair value, as determined by the Company, equal to $550,000. The exercise price of this option will be the closing price of the Company’s common stock on the grant date. This option will vest and become exercisable as follows:  1/3 per year on each of the first, second and third anniversaries of the grant date, subject in each case to your continued service through the applicable vesting date.

2) A performance share award that, at target levels of performance, will result in the grant of shares of common stock of the Company with a fair market value (determined shortly following the end of the performance period) of $770,000. Zero to 200% of these shares will be earned based on the achievement of certain corporate performance objectives during the fiscal year ending June 30, 2011 and, to the extent earned, will vest as follows:  1/2 per year on each of June 30, 2012 and June 30, 2013, subject in each case to your continued service through the applicable vesting date. The relevant corporate performance objectives will be determined by the Board or its Human Resources Committee and communicated to you in writing.

3) A performance share award that, at target levels of performance, will result in the grant of shares of common stock of the Company with a fair market value (determined shortly following the end of the performance period) of $880,000. Zero to 200% of these shares will be earned based on your continued service and the achievement of certain corporate performance objectives during the three year period ending June 30, 2013. The shares subject to the award will only be issued, if at all, once earned and will be fully vested upon issuance. The relevant corporate performance objectives will be determined by the Board or its Human Resources Committee and communicated to you in writing.

The option award described above will be granted, and the opportunity to earn the performance shares described above will be approved, at the same time that annual equity incentive awards are granted or approved, as applicable, for other executive officers in the ordinary course, but in no event later that July 30, 2010 (subject to the commencement of your employment prior to that time). Each of these equity incentive awards will be documented following the relevant grant date in an individual award agreement, and such award agreement will then constitute the exclusive memorial of the terms of the award.

Employee Benefits	You will be eligible to participate in the employee benefit programs applicable to our salaried employees generally. Under current programs, this would include in your case $600,000 of Company-paid group term life insurance and an opportunity to purchase, at your own cost, supplemental term life insurance coverage.[1] In addition, you will be eligible to participate

[1]	At present, the maximum supplemental term life insurance coverage available is (i) the lesser of four times base salary or $2,000,000, less (ii) the basic Company-paid coverage amount.

in the Deferred Compensation Plan for Officers and Key Employees of Carpenter Technologies Corporation and three excess benefit plans maintained for certain Company employees whose qualified plan benefits are curtailed by Internal Revenue Code (“Code”) limits. The Company reserves the right to amend, modify or terminate all these plans and programs at any time, in its discretion. Except as herein provided, or as may be hereafter approved by the Board or its Human Resources Committee, you will not be entitled to further compensation or benefits. For avoidance of doubt, you will not be eligible to participate in the Supplemental Retirement Plan for Executives of Carpenter Technology Corporation.

Relocation Benefits	As soon as practical following your start date, you will be expected to relocate your primary residence to the general vicinity of the Company’s principal executive offices. To facilitate this, you will be entitled to the relocation benefits described in the attached Exhibit A. These benefits will be administered in a manner consistent with the Company’s standard executive relocation practices from time to time in effect. In addition, to help defray other expenses you may incur in connection with your relocation, the Company will pay you a one-time special bonus upon commencement of your employment of $100,000. You agree that if you resign your employment without “good reason” or if the Company terminates your employment for “cause” (as such terms are defined in the attached Exhibit B) within 18 months following your start date, you will repay to the Company the gross amount of this special bonus within 30 days of such resignation or termination.

One-Time Special Equity Award	On your start date, as a one-time special equity incentive, you will be granted a restricted stock unit award with respect to shares of common stock of the Company with a fair market value on that date of $4,475,000. This award will vest, and the shares subject thereto will become deliverable, as follows: 27.25% will vest on the first anniversary of your start date, and 24.25% will vest on each of the second, third and fourth anniversaries of your start date, subject in each case to your continued service through the applicable vesting date. This award will be documented as soon as practicable following your start date in an individual award agreement, and such award agreement will then constitute the exclusive memorial of the terms of the award.

Severance (in the absence of a Change in Control)

Your employment by the Company is “at will” and may be terminated by the Company or by you at any time. However, if your employment terminates due to a termination by the Company without “cause” or a resignation by you with “good reason” (each, as defined on the attached Exhibit B), you will be entitled to receive the following severance benefits:

1) monthly severance payments each equal to  1/12 of your annual base salary for a period of 18 months;

2) waiver of the applicable premium for COBRA continuation coverage for you (and, if applicable, your spouse and eligible dependents) for a period of 18 months;

3) reasonable outplacement services through a provider designated by the Company for a period of 12 months (or, if less, until you obtain other employment);

4) the vesting of equity incentive awards that are solely time-based will be determined ratably on a monthly basis (rather than the quarterly or yearly basis that may otherwise apply) and an additional 12 months (or, solely with respect to the one-time special equity award described above, the longer of an additional 12 months or the number of months remaining until the second anniversary of your start date) of vesting service will be credited to you for the purpose of determining the vested status of such awards;[2] and

5) any annual cash bonus that, but for your termination, would have been earned by you for the fiscal year of termination, determined with respect to actual corporate performance, pro-rated by multiplying such amount by the following fraction: (i) the actual base salary paid to you with respect to that fiscal year, divided by (ii) your full annual base salary.

The payment and provision of all the above described severance benefits is conditioned on your execution and delivery to the Company, within 30 days following your termination, of a general release of claims against the Company and its affiliates in such form as the Company may reasonably prescribe, and upon such release becoming irrevocable. Subject to compliance with this release requirement: (i) the pro-rata bonus described above (if any) will be paid to you at the same time as your annual cash bonus would have been payable for the applicable year, but for your termination; and (ii) the remaining severance benefits will be paid or provided commencing 45 days after your termination.

Notwithstanding the foregoing, if the termination giving rise to the above-described severance benefits is not a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h)(1), then the benefits otherwise due to you will instead be deferred and will not be paid until you experience such a separation from service. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) is necessary to avoid the application of an additional tax under Section 409A of the Code, then notwithstanding any other provision of this letter (or any otherwise applicable plan, policy, agreement or arrangement), any benefits that are otherwise due to you within six months following your separation from

[2]	For example, if a time-based award was originally scheduled to vest in three annual installments, on the first, second and third anniversaries of your date of grant, and a severance event occurs immediately after month 14, an additional 12 months of service will be imputed to you (for a total of 26 months) and the award will then be deemed 26/36 (or 72.2%) vested.

service (taking into account the preceding sentence) will be deferred and paid to you (together with interest at average rate for six-month T-Bills for the month preceding your separation from service) in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. §§ 1.409A-1(b)(4) or -1(b)(9)(iii) to any amount payable to Executive. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) to this letter, each payment in a series of payments will be deemed a separate payment.

The Board is presently considering the adoption of a severance plan for certain senior executives. This plan, if adopted, would cover you and would provide you with benefits upon a severance event that are substantially comparable to those described above. It is not intended that you be covered by more than one severance arrangement. Accordingly, you agree that, upon the effectiveness of the proposed plan, the severance benefits described above will cease to apply and your severance rights will thereafter be determined exclusively under the terms of such plan. If the proposed plan is not adopted, or is adopted in a form that does not provide you with substantially comparable or greater benefits, your severance rights will continue to be determined exclusively under the terms of this letter.

Change in Control Severance	To address your severance rights in connection with certain corporate transactions, the Company will enter into a Special Severance Agreement with you substantially in the form attached hereto as Exhibit C. For avoidance of doubt, benefits under that agreement will be in lieu of, not in addition to, the severance benefits described in the preceding section.

Resignation as Director Upon Termination	Unless otherwise agreed between you and the Board, upon any cessation of your service as an employee of the Company, you agree to resign from service on the Board.

Restrictive Covenants	In your capacity as President and CEO, you will be exposed to the Company’s most sensitive and proprietary information and technology, and will be provided with access to the Company’s most valuable and carefully cultivated business relationships. Accordingly, your employment is conditioned upon your execution of the Intellectual Property, Confidentiality and Restrictive Covenant Agreement attached hereto as Exhibit D.

Indemnification	To address your right to indemnification for acts performed in your capacity as an officer and/or director, the Company will enter into an Indemnification Agreement with you substantially in the form attached hereto as Exhibit E.

Miscellaneous	You represent and warrant that there are no restrictions, agreements or understandings whatsoever that would prevent or make unlawful your execution of this letter, that would be inconsistent or in conflict with this letter or your obligations hereunder, or that would otherwise prevent, limit or impair your ability to be employed by the Company.

Your ownership of or transactions in securities of the Company will be subject to the Company’s insider trading policies and stock ownership guidelines from time to time in effect.

Reimbursement by the Company of any expense will be subject to Company policies and practices in effect from time to time and will be further subject to the requirements of Treas. Reg. §§ 1.409A-3(i)(1)(iv)(A)(3), (4) and (5).

Any payment or transfer of property to you will be subject to tax withholding to the extent required by applicable law.

The letter constitutes our entire agreement and understanding regarding the matters addressed herein, and merges and supersedes all prior or contemporaneous discussions, agreements and understandings of every nature between us regarding these matters.

This letter will be governed by, and enforced in accordance with, the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

[Signature page follows]

To acknowledge your consent to and agreement with the foregoing, please execute and date this letter in the space provided below and return the executed copies to me. This letter may be signed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute a single instrument.

Sincerely,

CARPENTER TECHNOLOGY CORPORATION

By:	/s/ Gregory A. Pratt
Gregory A. Pratt
Chairman and Interim President and Chief Executive Officer

Acknowledged and agreed on this

7th day of June, 2010:

/s/ William A. Wulfsohn
William A. Wulfsohn

Exhibit A

RELOCATION BENEFITS

REPAYMENT AGREEMENT

If you resign your employment without “good reason” or your employment is terminated by the Company for “cause” (as such terms are defined in Exhibit B below) within 18 months following your start date, you will be required to repay to Carpenter the gross amount of any relocation expenses paid or reimbursed hereunder (other than any amount paid to you in respect of the purchase of your current home, as described below under the heading “Purchase of Current Home”) within 30 days of such resignation or termination.

ADMINISTRATION

Carpenter will be utilizing the services of Xonex to administer some of these relocation benefits and to assist in the relocation process. In order to manage relocation costs, some services and reimbursements described below are contingent on the use of vendors or brokers specified by Xonex.

PURCHASE OF CURRENT HOME

Carpenter will purchase your current home from you. The purchase price payable in respect of your current home will be determined as follows: Xonex will have two (2) independent relocation appraisals performed on your home. The relocation appraisals aim to determine the most likely selling price of the home after it has been on the market for 120 days. The relocation appraisals take into account normal marketing time, market conditions, economic factors, competition and recent similar home sales. If the respective values of the two (2) relocation appraisals described above are within 5% of each other, then the average of such appraisals will represent the home value for purposes of Carpenter’s purchase of the home. However, if the two values are not within 5% of each other, then a third independent appraisal will be conducted and the average of the two appraisals closest to each other in value will determine the purchase price. The purchase will be completed as soon as practicable after the appraisal process is completed.

HOME SALE CLOSING COSTS

Carpenter will pay for the following costs related to the sale of your current home:

•	Pre-payment penalties (subject to approval)

•	Title examination

•	Transfer and recording fees

•	Required municipal fees and transfer documentation (Certificate of Occupancy, etc.)

An itemized list of expenses (HUD-1 settlement statement) must be submitted to Xonex for audit and reimbursement.

HOME FINDING SERVICES

Upon request, Xonex will provide you with a real estate agent who is knowledgeable about the local marketplace to assist you in finding a new home and community. This agent will provide step-by-step assistance throughout the home finding process.

SERVICES PROVIDED:

•	You will be provided with community and housing information through an experienced and knowledgeable real estate agent through the Professional Destination Services Program.

•	You will receive assistance in negotiating an offer on the home you wish to purchase.

Before you begin house hunting, your agent can provide you with a packet of information about the new area, tailored to your needs and interests, including school, shopping, church, and recreation information. You will be given a tour of the area to narrow down the communities to consider. You will then view houses within the selected communities that meet your criteria until you find the house that you wish to purchase.

Before you make an offer to purchase, you may request that the agent provide a Pre-Purchase Market Analysis of the home, showing the listing and sale prices of homes that are similar to this one, noting any features that make those homes more or less valuable than the one you’ve chosen. This Pre-Purchase Market Analysis will indicate the Fair Market Value Range for the home, so that you will be prepared to begin negotiations. You will receive assistance in negotiating strategies, information on local market conditions, and appropriate clauses to add to the contract for protection.

Follow-up on all details of the transaction, such as mortgage loan commitment progress, adherence to time constraints, inspection results and negotiations will ensure that the purchase closes in a timely manner.

MORTGAGE LENDER REFERRALS

Carpenter has established relationships with several national lenders to assist with the loan approval process for the purchase of a new home. These are optional programs, and you are free to shop for a mortgage with any lender you choose. The national lenders can provide a wide variety of mortgage programs with competitive rates, quick approval times, and direct billing of authorized closing costs to Carpenter.

HOME PURCHASE CLOSING COSTS

If you are purchasing a home in the new location, Carpenter will reimburse you for a loan origination fee or one discount point not to exceed 1% of the loan amount, and normal and customary Borrower’s closing costs. Expenses related to the following items are typical Borrower’s closing costs:

•	Underwriting

•	Document Processing

•	Title insurance or fees for examination of title as required by lender

•	Appraisal of the new home if required by lender

•	Escrow or closing fees charged by the title company to close the sale

•	Attorney fees

•	Recording fees

•	Assumption or transfer fees

•	Credit report charges

•	Inspection fees (usually paid prior to and outside of closing)

You are responsible for prepaid taxes, insurance, additional discount points and mortgage interest. A copy of the final settlement statement (HUD-1) is required and should be submitted to Xonex for audit and reimbursement.

HOUSEHUNTING TRIP TO THE NEW LOCATION

You and your spouse/partner are eligible for two (2) trips totaling no more than 7 nights/8 days for the purpose of locating a new residence to purchase. If air travel is involved, please make every effort to book flights at least two (2) weeks in advance, but at a minimum of seven (7) days in advance.

•

Carpenter will reimburse for reasonable and customary expenses for meals, lodging, rental car, and coach airfare. Reimbursement will be made at the prevailing IRS mileage and per diem rates, where applicable.

TEMPORARY LIVING ARRANGEMENTS

A.	Temporary Housing. Carpenter will pay for the cost of temporary housing up to sixty (60) days if you are unable to move into your new residence immediately upon arrival in the new location. Additional days may be approved by the Human Resources Committee under certain circumstances. A request for additional days should be submitted to the Human Resources Committee prior to the end of the initial sixty (60) day period.

B.	Temporary Storage. Carpenter will pay for the temporary storage of household goods, when necessary, for up to sixty (60) days. This may be extended, if necessary, by the number of days approved for additional temporary housing.

C.	Meal Allowance. In the event you are unable to find temporary housing with kitchen facilities, you will receive a meal allowance. The meal allowance is to a maximum of $35/single, $60/couple and $15/child per day. The daily allowance is intended to help with the cost of meals. Receipts are required and must be submitted with the relocation expense report.

D.	Car Rental. Carpenter will pay for the cost of a rental car for a period not to exceed two (2) weeks. This will allow sufficient time for Xonex to arrange for shipment of your personal automobile, if necessary

E.	Reasonable Phone Calls. Carpenter will pay for reasonable phone calls home while you are in temporary housing and your family has not yet relocated.

F.	Internet Access. If not provided as part of the lease agreement, Carpenter will cover the cost for basic Internet access while you are in the temporary housing facility.

MOVING SERVICES

A. TRANSPORTATION OF HOUSEHOLD GOODS AUTHORIZED FOR SHIPMENT

Carpenter will provide for the packing, transporting, and unpacking of all normal household goods in moves arranged by Xonex. Only Xonex assigned and authorized carriers may be used. Carpenter will also reimburse the cost of one (1) trash removal (items being disposed of as a result of the relocation) OR debris pick-up (disposal of packing boxes).

You are expected to use discretion concerning the moving of those possessions that are of little value in relation to the cost of moving. Various items that will not be shipped at Carpenter’s expense include, but are not limited to, the following:

•	Food and perishables, combustible items, and items which may cause contamination or damage to other goods

•	Recreational motor vehicles, boats over 14 feet, or airplanes

•	Patio slate/bricks/cement/sand

•	Indoor/outdoor plants/fertilizer

•	Disassembled vehicles and motors

•	Animals

•	Firewood/lumber/ building materials

•	Large machinery/workshop equipment

•	Swimming pools

•	Jewelry, precious stones, legal documents, stamp and coin collections, or money (cash, securities, bonds, notes)

•	Outbuildings, storage sheds, greenhouses, or farm equipment

•	Satellite dishes exceeding 24” in diameter

•	Illegal items - as per Federal regulations

In addition, gratuities and expense of food and beverages provided to the moving crews are not eligible for reimbursement. However, they are IRS tax-deductible moving expenses.

Carpenter and Xonex recognize that you may have certain items to move that need disassembly/reassembly or special packing/crating that are not typically covered in a move. Xonex will contact Human Resources to seek approval in those instances.

The employee, spouse, or other adult authorized by the employee must be present during the packing, loading, unloading, and unpacking of household goods and must carefully review the inventory list prior to signing. Carpenter and Xonex will not be held responsible for damage or loss if these procedures are not followed.

B. ADDITIONAL AUTHORIZED MOVING SERVICES

•	Normal and customary third party services such as service of a waterbed, pool table, crating, etc.

•	Unpacking services when requested

•	Loading and unloading on a weekday or weekend

C. COVERAGE FOR HOUSEHOLD GOODS LOSS OR DAMAGE

Carpenter provides full-replacement valuation coverage on a $6.00 per-pound basis for the transportation of household goods, up to a maximum of $75,000. The expense for any additional coverage available through the carrier will be the responsibility of the employee.

Antiques, fine arts and unique items may require specific itemization and a pre-move appraisal, at the employee’s expense, to determine whether they would qualify for coverage or be excluded.

It is your responsibility to identify and discuss such items with Xonex and the carrier in advance of the move. In the event that additional coverage is required, you will be charged for such coverage by the van line. You must present in advance written requests for exceptions.

Jewelry, precious stones, legal documents, stamp and coin collections, and money (cash, securities, bonds, and notes) are not covered by this insurance and should be personally transported by the employee.

D. LOSS AND/OR DAMAGE CLAIMS

In the event of loss or damages resulting from the transportation of household goods, it is your responsibility to promptly file a claim with the van line as soon as possible after such an occurrence. Any noticeable damage at the time of delivery should be brought to the attention of the driver and followed up by you with a claim in writing to the carrier. Claims must be submitted within ninety (90) days of the delivery date. The best proof of claim is a notation on the bill of lading, inventory listing, or delivery report. These reports may be obtained from the carrier.

E. TRANSPORTATION OF PERSONAL AUTOMOBILES

You may ship through Xonex two (2) personal automobiles (only fully operational vehicles may be shipped). The shipment of additional vehicles will be at the employee’s expense.

There will be no reimbursement for loss on sale if you sell a car in lieu of shipping or driving.

F. APPLIANCE SERVICE

Major appliances (refrigerator, washer, dryer and range) will be installed at the new residence, if necessary. Reimbursable expenses include the customary cost of plumbing, electrical, labor, and materials required to disconnect major appliances at the old location and to reconnect them to available facilities at the new residence. Installation of 220-volt wiring is considered a home improvement and is not reimbursable. Any special plumbing or other wiring necessary at the new location is not reimbursable.

G. PETS

Carpenter does not pay for the relocation of pets, horses or other livestock. Carpenter will give special consideration to employees or their family members in need of a Service dog. Any employee wishing to transport a pet or pets will assume all responsibility, expense and liability for such pet(s). This includes, but is not limited to, inoculations and health certificates; the expense for air transport, kenneling, related housing deposits and rent differential; and total liability for injury or damage associated with the pet(s)

FINAL TRAVEL EXPENSES

You will be reimbursed for actual and reasonable expenses for meals, lodging and transportation (coach or economy fare, if by air) for all eligible household members. You will be reimbursed for mileage and tolls if you elect to drive to the new location. Mileage will be paid at the prevailing IRS rate.

Exhibit B

Definitions

For purposes of this letter:

“Cause” means: (i) conviction of a crime involving moral turpitude; (ii) you become incapable of performing the duties of your employment with the Company due to loss or suspension of any license or certification required for the performance of those duties; (iii) conduct by you that is found by the Company to constitute fraud, embezzlement, or theft that occurs during or in the course of your employment with the Company; (iv) intentional damage by you to the Company’s assets or property or the assets or property of the Company’s customers, vendors, or employees; (v) intentional disclosure by you of the Company’s confidential information contrary to the Company’s policies or instructions received by you during or in the course of your employment with the Company; (vi) intentional engagement by you in any activity which would constitute a breach of duty of loyalty to the Company; (vii) conduct by you found by the Company to constitute a willful and continued failure or refusal by you to substantially perform your duties for the Company (except as a result of incapacity due to physical or mental illness), (viii) failure to comply with the Company’s policies or practices despite having been advised and/or instructed regarding those policies or practices; or (ix) conduct by you that is demonstrably and materially injurious to the Company, monetarily or otherwise, as determined by the Company, including injury to the Company’s reputation or conduct by you otherwise having an adverse affect upon the Company’s interests, as determined by the Company. For avoidance of doubt, termination of your employment due to a condition rendering you “Disabled” within the meaning of Section 409A(a)(2)(C) of the Code will not constitute a termination “without cause” for purposes of this letter.

“Good Reason” means the occurrence of one or more of the following without your consent: (a) a material diminution in your base salary; (b) a material permanent diminution in your authority, duties or responsibilities; (c) a relocation by at least 50 miles of the Company’s principal executive offices; or (d) any other action or inaction that constitutes a material breach by the Company of your offer letter; provided, however, that the foregoing will constitute “good reason” only if you provide the Company with written notice of the objectionable event or condition within 30 days of its initial existence, the Company’s fails to remedy the event or condition within 30 days of receipt of such notice and you resign your employment within 30 days following the end of such cure period.

B-1

Exhibit C

Special Severance Agreement

AGREEMENT, dated as of the [    ] day of [                    ], [                    ] (this “Agreement”), by and between Carpenter Technology Corporation, a Delaware corporation (the “Company”), and [            ] (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein). The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the current Company and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that provide the Executive with compensation and benefits arrangements that are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

I. Certain Definitions. A. “Effective Date” means the first date during the Change of Control Period (as defined herein) on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or anticipation of a Change of Control (such a termination of employment, an “Anticipatory Termination”), then “Effective Date” means the date immediately prior to the date of such termination of employment. Notwithstanding any provision in this Agreement to the contrary, in the event of an Anticipatory Termination, any severance payments and benefits that the Company shall be required to pay pursuant to Section 5(a) of this Agreement shall be paid (i) if such Change of Control is a “change in control event” within the meaning of Section 409A of the Code, on the later to occur of (A) the date of such Change of Control, and (B) if the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code (the “409A Payment Date”), and (ii) if such Change of Control is not a “change in control event” within the meaning of Section 409A of the Code, (A) if the Executive is a Specified Employee and the Change of Control occurs prior to the 409A Payment Date, on the 409A Payment Date, and (B) if the date of such Change of Control occurs after the 409A Payment Date, on the first business day following the one-year anniversary of the date of such Anticipatory Termination.

B. “Change of Control Period” means the period commencing on the date hereof and ending on the first anniversary of the date hereof; provided, however, that, commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate one year from such Renewal Date, unless, at least 60 days prior to the Renewal Date, the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

C. “Affiliated Company” means any company controlled by, controlling or under common control with the Company.

D. “Change of Control” means:

1. Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(d), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition pursuant to a transaction that complies with Sections 1(d)(3)(A), 1(d)(3)(B) and 1(d)(3)(C).

2. Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

3. Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

4. Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

II. Employment Period. The Company hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Employment Period”). The Employment Period shall terminate upon the Executive’s termination of employment for any reason.

III. Terms of Employment. (a) Position and Duties. 1. During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date, (B) the Executive’s services shall be performed at the office where the Executive was employed immediately preceding the Effective Date or at any other location less than 50 miles from such office, and (C) the Executive shall not be required to travel on Company business to a substantially greater extent than required during the 120-day period immediately prior to the Effective Date.

2. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued

conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

B. Compensation. 1. Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) at an annual rate at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company and the Affiliated Companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Annual Base Salary shall be reviewed at least annually, beginning no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” shall refer to the Annual Base Salary as so increased.

2. Annual Bonus. In addition to the Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Annual Target Bonus, where the “Annual Target Bonus” is an amount equal to the Annual Base Salary times the Executive Bonus Compensation Plan Total Target Percentage (as most recently approved by the Company’s Board of Directors or Human Resources Committee for the year in which the Effective Date occurs), or any comparable bonus under any predecessor or successor plan. Each such Annual Bonus shall be paid no later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

3. Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all cash incentive, equity incentive, savings and retirement plans, practices, policies, and programs applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.

4. Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and the Affiliated Companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.

5. Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and the Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

6. Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and the Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

7. Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and the Affiliated Companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

8. Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and the Affiliated Companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

IV. Termination of Employment. A. Death or Disability. The Executive’s employment shall terminate automatically if the Executive dies during the Employment Period. If the Company determines in good faith that the Disability (as defined herein) of the Executive has occurred during the Employment Period (pursuant to the definition of “Disability”), it may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability

Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

B. Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. “Cause” means:

a. the willful and continued failure of the Executive to perform substantially the Executive’s duties (as contemplated by Section 3(a)(1)(A)) with the Company or any Affiliated Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executive’s duties, or

b. the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this Section 4(b), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (B) the instructions of the Chief Executive Officer of the Company or a senior officer of the Company as determined by the Executive’s direct reporting responsibility or (C) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the board, the Executive is guilty of the conduct described in Section 4(b)(1) or 4(b)(2), and specifying the particulars thereof in detail.

C. Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason or by the Executive voluntarily without Good Reason. “Good Reason” means:

a. the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a), or any other diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

b. any failure by the Company to comply with any of the provisions of Section 3(b), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

c. the Company’s requiring the Executive (i) to be based at any office or location other than as provided in Section 3(a)(1)(B), or (ii) to be based at a location other than the principal executive offices of the Company if the Executive was employed at such location immediately preceding the Effective Date;

d. any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

e. any failure by the Company to comply with and satisfy Section 10(c).

For purposes of this Section 4(c), any good faith determination of Good Reason made by the Executive shall be conclusive. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (1) through (5) shall not affect the Executive’s ability to terminate employment for Good Reason.

D. Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.

E. Date of Termination. “Date of Termination” means (1) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination, (which date shall not be more than 30 days after the giving of such notice), as the case may be, (2) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the company notifies the Executive of such termination, (3) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination, and (4) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be. The Company shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 4 constitutes a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”

V. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause or Disability or the Executive terminates employment for Good Reason:

a. The Company shall pay to the Executive, in a lump sum in cash within 10 days after the Date of Termination, the aggregate of the following amounts:

(1) the sum of (i) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) any accrued vacation pay, to the extent not theretofore paid (the sum of the amounts described in subclauses (i) and (ii), the “Accrued Obligations”), and (iii) the Annual Target Bonus times a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365 (the “Pro Rata Bonus”) ;

(2) the amount equal to three times the sum of (x) the Executive’s Annual Base Salary and (y) the Annual Target Bonus, reduced by any lump sum severance amount payable to the Executive pursuant to the General Retirement Plan for Employees of Carpenter Technology Corporation or any successor thereto (the “GRP”); and

b. The Company will waive the applicable premium otherwise payable for COBRA continuation coverage for Executive (and, to the extent covered immediately prior to the Date of Termination, his spouse and eligible dependents) for a period equal to 18 months.

c. To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and the Affiliated Companies (such other amounts and benefits, the “Other Benefits”) in accordance with the terms of the underlying plans or agreements.

d. The Company shall at its sole expense provide the Executive with reasonable outplacement services, at a cost not to exceed $20,000, during the one-year period following the Executive’s Date of Termination.

Notwithstanding the foregoing provisions of this Section 5(a)(1), in the event that the Executive is a Specified Employee, amounts that would otherwise be payable and benefits that would otherwise be provided under Section 5(a)(1) during the six-month period immediately following the Date of Termination (other than the Accrued Obligations) shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), or provided on the 409A Payment Date.

B. Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 10 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of peer executives of the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and the Affiliated Companies and their beneficiaries.

C. Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 10 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the Affiliated Companies and their families.

D. Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide to the Executive with the Executive’s Annual Base Salary through the Date of Termination and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, in each case, to the extent theretofore unpaid, and shall have no other severance obligations under this Agreement. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall provide to the Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no other severance obligations under this Agreement. In such case, all the Accrued Obligations shall be paid to the Executive in a lump sum in cash within 10 days of the Date of Termination.

VI. Non-exclusivity of Rights. Except as otherwise provided in the last sentence of this Section, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or any other contract or agreement, except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under any compensation and benefits plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Affiliated Companies, or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 5(a) of this Agreement, the Executive shall not be entitled to other severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement, or provided under the GRP or the Severance Pay Plan for Salaried Employees.

VII. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment except as set forth in Section 5(a)(2). The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive) at any time during the Executive’s lifetime, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, Interest.

VIII. Reserved.

IX. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or the Affiliated Companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive’s employment by the Company or the Affiliated Companies and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

X. Successors. A. This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 10(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.

C. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

XI. Miscellaneous. A. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

B. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

to the last address listed for the Executive in the Company’s books and records.

if to the Company:

Carpenter Technology Corporation

P. O. Box 14662

Reading, PA 19612-4662

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

C. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

D. The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

E. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 4(c)(1) through 4(c)(5), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

F. The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(a), prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

G. Notwithstanding any provision of this Agreement to the contrary, to the extent that the benefits provided under Sections 3(b)(4), (5), (6) and (7), Sections 5(a)(2) and (3), and Section 7 are not “disability pay” or “death benefit” plans within the meaning of Treasury Regulation Section 1.409A-1(a)(5), then (i) the amount of such benefits provided during one calendar year shall not affect the amount of such benefits provided in any other taxable year, except to the extent such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code in which case a limitation may be imposed on the amount of such reimbursements as described in Treasury Regulation Section 1.409A-3(i)(1)(iv)(B); (ii) any benefits that are reimbursements must be made on or before the last day of the calendar year following the calendar year in which the fee or expense was incurred (provided, that the Executive shall have submitted an invoice for such fee or expense at least 10 days before the end of the calendar year next following the calendar year in which such fee or expense was incurred); (iii) to the extent any such benefit is an in-kind benefit, such benefit may not be liquidated or exchanged for another benefit; and (iv) if the Executive is a Specified Employee, during the period from the Date of Termination until the 409A Payment Date, the Executive shall pay to the Company an amount in cash equal to the taxable portion of any benefit received under Section 3(b)(6) pursuant to Section 5(a)(2) for the period from the Date of Termination until the 409A Payment Date (the “Taxable Benefit Payment”); provided, however, that on the 409A Payment Date, subject to the provisions of this Section 12(g), the Executive shall be entitled to receive a payment equal to the Taxable Benefit Payment. In addition, within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE

[NAME OF EXECUTIVE]

CARPENTER TECHNOLOGY CORPORATION

By
Name:
Title:

Exhibit D

Intellectual Property, Confidentiality and Restrictive Covenant Agreement

This Intellectual Property, Confidentiality And Restrictive Covenant Agreement sets forth an agreement between [EMPLOYEE NAME] and CARPENTER TECHNOLOGY CORPORATION and its subsidiaries (“Carpenter”). In consideration of your employment by Carpenter, the use of Carpenter’s facilities, know-how and experience and the compensation, rights and benefits described in that certain employment offer letter between you and Carpenter dated     , 2010 (the “Offer Letter”), you agree to and will abide by the following terms and conditions for the duration of your employment by Carpenter and thereafter.

SECTION 1. INVENTIONS

The term “Inventions” shall mean any and all inventions and discoveries made, created or conceived by you, whether alone or jointly with others, relating to Carpenter’s business. This shall include, but not be limited to, improvements, designs, formulas, processes, computer programs, databases, trade secrets, proprietary information, documentation and materials. In the event of any dispute, it is agreed that Carpenter shall be the sole judge as to whether or not an invention relates to Carpenter business.

A.	CARPENTER’S RIGHTS TO INVENTIONS

(i)	Disclosure.

You agree to immediately make full written disclosure to Carpenter of any and all inventions that are conceived or reduced to practice during your employment by Carpenter and relate to the business and products, or to the actual or demonstrably anticipated research or development of Carpenter (“Carpenter Inventions”).

(ii)	Assignment to Carpenter.

You agree that all Inventions that: (i) are Carpenter Inventions; (ii) are developed using Carpenter’s confidential and proprietary information, facilities, equipment and supplies; or (iii) result from work performed by you for Carpenter, will be the sole and exclusive property of Carpenter and you hereby assign all of your right, title and interest in such Carpenter Inventions to Carpenter. You also agree to perform any acts necessary to accomplish this assignment.

(iii)	Assignment of Moral Rights.

To the extent permitted by law, you hereby assign any “moral” rights you may have in Carpenter Inventions to Carpenter and agree to forever waive and never assert any “moral” rights you may have in Carpenter Inventions during or after the termination of your employment with Carpenter.

B.	YOUR RIGHT TO INVENTIONS

(i)	Prior Inventions.

“Prior Inventions” are inventions you made and claim an ownership interest in prior to your employment by Carpenter or prior to executing this Agreement.

Please place your initials on one of the following two lines:

                    I have not made any Prior Inventions.

                    Prior Inventions I claim to have made are attached on a separate piece of paper.

If you have not listed any Prior Inventions, you agree that no Prior Inventions exist. To the extent Prior Inventions do exist, you hereby waive any and all rights or claims of ownership in such Prior Inventions.

If you have listed Prior Inventions, you hereby grant to Carpenter a royalty-free, irrevocable, perpetual, world-wide license to any Prior Invention that is now or hereafter infringed by a Carpenter product, process or method of doing business (“Carpenter Product”) if:

(a) you were involved in the development or implementation of that portion of the Carpenter Product that infringes upon your Prior Invention;

(b) you acquiesced or permitted other Carpenter employees to utilize your Prior Invention in the course of their development or implementation of the Carpenter product; or

(c) upon first learning of Carpenter’s use of your Prior Invention, you do not immediately notify, in writing, Carpenter’s Vice President of Technology of the infringement of your Prior Invention and the need for a license.

The listing of Prior Inventions does not constitute an acknowledgement by Carpenter of the existence or extent of such Prior Inventions nor of your ownership of such Prior Inventions.

(ii)	Future Inventions.

Carpenter agrees that you will own any inventions you develop while employed by Carpenter or thereafter as long as you develop such inventions: (1) on your own time; (2) not while performing Carpenter work; (3) without the use of Carpenter confidential and proprietary information, facilities, equipment and supplies; and (4) outside the scope of Carpenter’s business.

SECTION 2. PROTECTION OF CARPENTER INVENTIONS

You agree (at Carpenter’s expense) to assist Carpenter in every proper way in obtaining and enforcing patents, copyrights and other legal protections for Carpenter Inventions in any and all countries. You further agree to execute all lawful documents deemed necessary or advisable by Carpenter to obtain or enforce such patents, copyrights and other legal protections. You acknowledge that all original works of authorship that are made by you within the scope of your employment by Carpenter, and that are protectable by copyright , are works made for hire, pursuant to the United States Copyright Act (17 U.S.C. §101).

SECTION 3. CONFIDENTIAL PROPRIETARY INFORMATION

You understand that your employment by Carpenter creates a relationship of confidence and trust with respect to any information of a confidential, proprietary and secret nature that may be disclosed to you or otherwise learned by you in the course of your employment at Carpenter, including but not limited to, any confidential information of third parties disclosed to Carpenter. Such confidential, proprietary, and secret information includes, but is not limited to, information and material relating to past, present or future Inventions, marketing plans, manufacturing and product plans, technical specifications, hardware design and prototypes, business strategies, financial information, and forecasts, personnel information, and customer lists, and is referred to collectively in this Agreement as “Proprietary Information.”

A.	CONFIDENTIALITY OF PROPRIETARY INFORMATION

You understand and agree that your employment by Carpenter requires you to keep all Proprietary Information in confidence and trust for the tenure of your employment and thereafter, and that you will not use or disclose Proprietary information without the written consent of Carpenter, except as necessary to perform your duties as an employee of Carpenter. Upon termination of your employment with Carpenter, you will promptly deliver to Carpenter all documents and materials of any kind pertaining to your work at Carpenter, and you agree that you will not take with you any documents, materials or copies thereof, whether on paper, magnetic or optical media or any other medium, containing any Proprietary Information.

B.	INFORMATION OF OTHERS

You agree that during the tenure of your employment by Carpenter and thereafter, you will not improperly use or disclose to Carpenter any confidential, or proprietary, or secret information of your former employers or any other person. You further agree that you have not, and during your employment with Carpenter will not, bring any confidential, proprietary or secret information of your former employer(s) or any other person(s) onto Carpenter property.

SECTION 4. RESTRICTIVE COVENANTS

A.	NON-COMPETITION AND NON-SOLICITATION

You agree that during the tenure of your employment by Carpenter and for a period of 18 months after termination of that employment (without regard to the reason for the termination and whether the termination is initiated by you or Carpenter) (the “Restricted Period”) you will not, on your own or together with other persons, directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of or become the employee of any business engaged in the research, development, manufacture, sale, marketing or distribution of stainless steel, titanium, specialty alloys, or metal fabricated parts or components similar to or competitive with those manufactured by Carpenter; (ii) offer services to any business that is or has been at any time during the preceding three year period a customer, vendor or contractor of Carpenter; or (iii) solicit any employee of Carpenter to terminate his or her employment with Carpenter for purposes of hiring such employee or hire any person who is an employee of Carpenter.

B.	REMEDIES AND ENFORCEMENT

(i)	Equitable Relief.

You acknowledge and agree that if you breach any of the restrictive covenants contained in this section (the “Covenants”), Carpenter will suffer immediate and irreparable harm and injury for which Carpenter will have no adequate remedy at law. Accordingly, in any action or proceeding to enforce the Covenants, you agree not to assert the claim or defense that an adequate remedy at law exists. Rather, if you breach any of the Covenants, Carpenter shall be absolutely entitled to obtain equitable relief, including without limitation temporary restraining orders, preliminary injunctions, permanent injunctions, and specific performance. Carpenter will also have the right and remedy to require you to account for and pay over to Carpenter all compensation, profits, monies, accruals, increments or other benefits derived or received by you as the result of such breach. The foregoing remedies and relief shall be cumulative and in addition to any other remedies available to Carpenter. In addition to the other remedies in this section to which Carpenter may be entitled, Carpenter shall receive attorneys’ fees and any other expenses incident to its maintenance of any action to enforce its rights under this Agreement.

(ii)	Extension of Restricted Period.

If you breach the Covenants in any respect, the Restricted Period will be extended for a period equal to the period that you were in breach.

(iii)	Judicial Modification.

If a court determines that the Covenants (or any portion thereof) are unenforceable because of their duration, scope or otherwise, it is the intention of the parties that such court then modify the Covenants to the minimum extent necessary and, in their modified form, for the Covenants to then be enforceable. Moreover, if any court holds the Covenants (or any portion thereof) unenforceable by reason of their duration or scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the right of Carpenter to the relief provided above in the courts of any other jurisdiction within the scope of such Covenants.

(iv)	Disclosure.

You agree to disclose the existence and terms of the Covenants to any person for whom you perform services during the Restricted Period.

C.	ACKNOWLEDGEMENTS

You acknowledge that the Covenants are reasonable and necessary to protect the legitimate interests of Carpenter and its affiliates, that the duration and scope of the Covenants are reasonable given the position you will hold within Carpenter, and that Carpenter would not have entered into the Offer Letter or otherwise agreed to employ you, unless you had agreed to be bound by the Covenants.

SECTION 5. MISCELLANEOUS PROVISIONS

A.	SEVERABILITY

If one or more of the provisions of this Agreement are deemed void or unenforceable by law, then the remaining provisions will continue in full force and effect.

B.	GOVERNING LAW

This Agreement will be governed by the laws of the Commonwealth of Pennsylvania. Any legal action arising out of this Agreement shall be venued in Berks County, Pennsylvania.

C.	SUCCESSORS AND ASSIGNS

This Agreement will be binding upon your heirs, executors, administrators, and other legal representatives and will be for the benefit of Carpenter, its successors and assigns.

BY EXECUTING THIS AGREEMENT, I INTEND TO BE LEGALLY BOUND BY ALL OF THE TERMS AND CONDITIONS CONTAINED IN THIS AGREEMENT.

[EMPLOYEE NAME]	Date
Signature

Exhibit E

Indemnification Agreement

This Indemnification Agreement (“Agreement”) is made as of this      day of             , 20     by and between Carpenter Technology Corporation, a Delaware corporation, and                                          (“Indemnitee”).

RECITALS

WHEREAS, highly competent persons have become more reluctant to serve publicly-held corporations as directors or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation.

WHEREAS, the Restated Certificate of Incorporation and Bylaws of the Company require indemnification of the officers and directors of the Company, and Indemnitee may also be entitled to indemnification pursuant to the Delaware General Corporation Law (“DGCL”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities.

WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons.

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future.

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified.

WHEREAS, this Agreement is a supplement to and in furtherance of the Restated Certificate of Incorporation and Bylaws of the Company and any resolutions adopted pursuant thereto and any liability insurance, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

WHEREAS, Indemnitee does not regard the protection available under the Company’s Restated Certificate of Incorporation, Bylaws and insurance as adequate in the present circumstances, and may not be willing to serve as an officer or director without adequate protection, and the Company desires Indemnitee to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he be so indemnified;

NOW, THEREFORE, in consideration of the promises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

XII. Services to the Company. Indemnitee will serve or continue to serve, at the will of the Company, as an officer, director or key employee of the Company for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his or her resignation; however, this Agreement shall not impose any obligation on Indemnitee or the Company to continue Indemnitee’s service to the Company beyond any period otherwise required by law or by other agreements or commitments or the parties, if any.

XIII. Definitions. As used in this Agreement

A. A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(i) Acquisition of Stock by Third Party. Any Person (as defined below) or group (within the meaning of Section 13(d)(3) and Section 14(d)(2) of the Exchange Act, or any successor provision) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities;

(ii) Change in Board of Directors. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 2(a)(i), 2(a)(iii) or 2(a)(iv)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a least a majority of the members of the Board;

(iii) Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in substantially the same proportions as their current ownership of stock, more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

(iv) Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets other than such a sale or disposition to an entity in which the Company or its shareholders continue to own after such a sale at least 51% of the total voting power represented by the voting securities of such entity in substantially the same proportions as their then current ownership of stock of the Company and have the power to elect at least a majority of the board of directors or other governing body of such surviving entity; and

(v) Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Company is then subject to such reporting requirement.

For purposes of this Section 2(a), the following terms shall have the following meanings:

(A) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(B) “Person” means an individual, entity, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, and a governmental entity or any department agency or political subdivision thereof; provided, however, that Person shall exclude (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(C) “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

B. “Company” shall mean Carpenter Technology Corporation, and shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, trustees, fiduciaries or agents, so that if Indemnitee is or was a director, officer, employee, trustee, fiduciary or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee. trustee, fiduciary or agent of another corporation, partnership, joint venture, trust employee benefit program or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

C. “Corporate Status” describes the status of a person who is or was a director, officer, employee, agent, trustee or fiduciary of the Company or of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Company.

D. “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

E. “Enterprise” shall mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, employee, agent, trustee or fiduciary.

F. “Expenses” shall mean all retainers, court costs, transcript costs, fees of experts, witness fees, private investigators, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, fax transmission charges, secretarial services, delivery service fees, reasonable attorneys’ fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding or in connection with seeking indemnification under this Agreement. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee

G. “Losses” shall mean all loss, liability, judgments, damages, amounts paid in settlement, fines, penalties, interest, assessments, other charges or, with respect to an employee benefit plan, excise taxes or penalties assessed with respect thereto.

H. Reference to “other enterprise” shall include employee benefit plans; references to “fines” shall include any excise tax assessed with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, employee, trustee, fiduciary or agent of the Company which imposes duties on, or involves services by, such director, officer, employee, trustee, fiduciary or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to under applicable law.

I. The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, including any and all appeals, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature and whether formal or informal, in which Indemnitee was, is or will be involved as a party or otherwise by reason of or relating to the fact that Indemnitee is or was a director, officer, employee, agent, trustee or fiduciary of the Company, by reason of or relating to any action taken by him or of any action on his part while acting as director, officer, employee, agent, trustee or fiduciary of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another Enterprise, in each case whether or not serving in such capacity at the time any Loss or Expense is incurred for which indemnification, reimbursement, or advancement of Expenses can be provided under this Agreement, including one initiated by a Indemnitee to enforce his rights under this Agreement.

J. “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of relevant corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses and Losses arising out of or relating to this Agreement or its engagement pursuant hereto.

K. For purposes of Sections 3 and 4, the meaning of the phrase “to the fullest extent permitted by law” shall include, but not be limited to:

(i) to the fullest extent permitted by Section 145 of the DGCL or any section that replaces or succeeds Section 145 with respect to such matters of the DGCL, and

(ii) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers, directors, employees, agents, trustees, fiduciaries and other persons acting or serving at the Company’s request.

XIV. Indemnity in Third-Party Proceedings. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee was or is, or was or is threatened to be made, a party to or a witness or participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, Indemnitee shall be indemnified against all Expenses and Losses to the fullest extent permitted under law.

XV. Indemnity in Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee was or is, or was or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, Indemnitee shall be indemnified against all Expenses and Losses actually and reasonably incurred or suffered by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein to the fullest extent permitted under law. No indemnification for Expenses shall be made under this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that the Delaware Court of Chancery or any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.

XVI. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provisions of this Agreement, to the extent that Indemnitee was or is a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter and any claim, issue or matter related to any claim, issue, or matter on which the Indemnitee was successful. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

XVII. Indemnification For Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

XVIII. Exclusions. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

A. for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

B. for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; or

C. in connection with any Proceeding (or any part of any Proceeding) initiated or brought voluntarily by Indemnitee prior to a Change of Control against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board of Directors of the Company authorized the Proceeding (or any part of any Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

XIX. Advances of Expenses. Notwithstanding any provision of this Agreement to the contrary, the Company shall advance the Expenses incurred by Indemnitee in connection with any Proceeding for which indemnification is or may be available pursuant to this Agreement within 20 days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Advances shall be made without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement. Advances shall include any and all Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed. The Indemnitee shall qualify for advances solely upon the execution and delivery to the Company of an undertaking providing that the Indemnitee undertakes to repay the advance to the extent that it is ultimately determined pursuant to Section 11(a) that Indemnitee is not entitled to be indemnified by the Company in respect thereof.

XX. Selection of Counsel. In the event the Company is obligated under Section 8 hereof to pay, and pays the Expenses of any Proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Proceeding, provided that (i) Indemnitee shall have the right to employ his counsel in any such Proceeding at Indemnitee’s expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not, in fact, have employed counsel approved by the Indemnitee to assume the defense of such Proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.

XXI. Procedure for Notification and Defense of Claim.

A. Indemnitee shall, as a condition precedent to his right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement, provided however, that a delay in giving such notice shall not deprive Indemnitee of any right to be indemnified under this Agreement unless, and then only to the extent that, such delay is materially prejudicial to the defense of such claim. The omission to notify the Company will not relieve the Company from any liability for indemnification which it may have to Indemnitee otherwise than under this Agreement. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

B. The Company will be entitled to participate in any Proceeding at its own expense.

XXII. Procedure Upon Application for Indemnification.

A. Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 10(a), a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case: (i) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee; or (ii) if a Change in Control shall not have occurred, (A) by a majority vote of the Disinterested Directors, even though less than a quorum of the Board, (B) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Board, or (C) if there are no such Disinterested Directors or, if such Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee; and, if it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

B. In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 11(a) hereof, the Independent Counsel shall be selected as provided in this Section 11(b). If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Board of Directors, and the Company shall give written notice to Indemnitee advising him of the identity of the Independent Counsel so selected. If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board of Directors, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within 10 days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 10(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Court or by such other person as the Court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 11(a) hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 13(a) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

XXIII. Presumptions and Effect of Certain Proceedings.

A. In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement and the Company shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption. Neither the failure of the Company (including by its directors or independent legal counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or independent legal counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

B. If the person, persons or entity empowered or selected under Section 11 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 12(b) shall not apply if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 11(a) of this Agreement.

C. The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not meet any applicable standard of conduct under applicable law (or did or did not hold any particular state of knowledge referred to under applicable law).

D. Reliance as Safe Harbor. For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with the reasonable care by the Enterprise. The provisions of this Section 12(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

E. Actions of Others. The knowledge and/or actions, or failure to act, of any director, officer, agent, trustee, fiduciary or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

XXIV. Remedies of Indemnitee.

A. In the event that (i) a determination is made pursuant to Section 11 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 8 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 11(a) of this Agreement within 30 days after receipt by the Company of the request for indemnification, or (iv) payment of indemnification is not made pursuant to Section 3, 4 or 5 or the last sentence of Section 11(a) of this Agreement within ten (10) days after receipt by the Company of a written request therefor, or , if a determination is required by law, within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication (or, in the case of clause (i), to seek an adjudication) by the Delaware Court or by any court in the State of Pennsylvania of his entitlement to such indemnification or advancement of Expenses; provided, that nothing contained in this Section 13 shall be deemed to limit Indemnitee’s rights under Section 12(b). Alternatively, Indemnitee, at his option, may seek an award in binding arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

B. In the event that a determination shall have been made pursuant to Section 11(a) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 13 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 13 the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

C. If a determination shall have been made pursuant to Section 11(a) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this

Section 13, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

D. The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 13 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement. The Company shall indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, shall (within ten (10) days after receipt by the Company of a written request therefore) advance such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement, under the Company’s certificate of incorporation or bylaws as in effect from time to time or under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be.

XXV. Non-exclusivity; Survival of Rights; Insurance; Subrogation.

A. The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Company’s Restated Certificate of Incorporation, the Company’s Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Company’s Restated Certificate of Incorporation, Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

B. The Company shall, from time to time, make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the directors, officers, employees, trustees, fiduciaries and agents of the Company with coverage for losses from wrongful acts, or to ensure the Company’s performance of its indemnification obligations under this Agreement. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, trustees, fiduciaries and agents of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee, trustee, fiduciary or agent under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

C. In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

D. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable (or for which advancement is provided hereunder) hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise

E. The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, employee, trustee, fiduciary or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

XXVI. Settlement.

A. The Company shall have no obligation to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding by the Indemnitee effected without the Company’s prior written consent.

B. The Company shall not, without the prior written consent of Indemnitee, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee, any non-monetary remedy affecting or obligation of Indemnitee, or Monetary Loss for which Indemnitee is not indemnified hereunder or (ii) with respect to any Proceeding with respect to which Indemnitee may be or is made a party, witness or participant or may be or is otherwise entitled to seek indemnification hereunder, does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee.

C. Neither the Company nor Indemnitee shall unreasonably withhold their consent to any proposed settlement.

XXVII. Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (a) 10 years after the date that Indemnitee shall have ceased to serve as a director or officer of the Company or as a director, officer, employee, trustee, fiduciary or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which Indemnitee served at the request of the Company; or (b) 1 year after the final termination of any Proceeding, including any and all appeals, then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 13 of this Agreement relating thereto.

XXVIII. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and his heirs, executors and administrators.

XXIX. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

XXX. Enforcement.

A. The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director or officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director or officer of the Company.

B. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

XXXI. Effectiveness of Agreement. This Agreement shall be effective as of the date set forth on the first page and may apply to acts or omissions of Indemnitee which occurred prior to such date if Indemnitee was an officer, director, employee, trustee, fiduciary or other agent of the Company, or was serving at the request of the Company as a director, officer, employee, trustee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, at the time such act or omission occurred.

XXXII. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties thereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

XXXIII. Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise.

XXXIV. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

A. If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee shall provide to the Company.

B. If to the Company to:

Carpenter Technology Corp

101 W. Bern Street

P.O. Box 14662

Reading, PA 19601

Attention: General Counsel

or to any other address as may have been furnished to Indemnitee by the Company.

XXXV. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for Losses and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees, trustees, fiduciaries and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

XXXVI. Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. Except with respect to any arbitration or proceeding commenced by Indemnitee pursuant to Section 13(a) of this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

XXXVII. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

XXXVIII. Miscellaneous. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof. The term including shall mean including without limitation.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

CARPENTER TECHNOLOGY CORPORATION		INDEMNITEE

By:
	[Title]	Executive